Exhibit 23.1

Tel: 616-774-7000 Fax: 616-776-3680 www.bdo.com	200 Ottawa Ave NW, Suite 300 Grand Rapids, MI 49503

Consent of Independent Registered Public Accounting Firm

The Magna Group of Companies Retirement Savings Plans

Aurora, Ontario, Canada

We hereby consent to the incorporation by reference in the Registration Statement on Form S 8 (333-128257) of Magna International Inc. of our report dated June 24, 2022, relating to the financial statements and supplemental schedules of The Magna Group of Companies Retirement Savings Plan which appear in this Form 11-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Grand Rapids, Michigan

June 24, 2022

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.